Exhibit 99.1

TransDigm Group Reports Fiscal 2022 Fourth Quarter And Year-End Results

Cleveland, Ohio, November 10, 2022/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter ended September 30, 2022.
Fourth quarter highlights include:
•Net sales of $1,510 million, up 18% from $1,279 million in the prior year's quarter;
•Income from continuing operations of $266 million, up 27% from $209 million in the prior year's quarter;
•Earnings per share from continuing operations of $3.98, up 11% from $3.58 in the prior year's quarter;
•EBITDA As Defined of $752 million, up 18% from $636 million in the prior year's quarter; and
•Adjusted earnings per share of $5.50, up 29% from $4.25 in the prior year's quarter.

Fiscal 2022 highlights include:
•Net sales of $5,429 million, up 13% from $4,798 million in the prior fiscal year;
•Income from continuing operations of $866 million, up 27% from $681 million in the prior fiscal year;
•Earnings per share from continuing operations of $13.38, up 29% from $10.41 in the prior fiscal year;
•EBITDA As Defined of $2,646 million, up 21% from $2,189 million in the prior fiscal year;
•EBITDA As Defined margin of 48.7%, up 310 basis points from the prior fiscal year; and
•Adjusted earnings per share of $17.14, up 41% from $12.13 in the prior fiscal year.
This quarter, TransDigm is issuing full financial guidance with the initiation of guidance for the 2023 fiscal year, as detailed later in this release.
Quarter-to-Date Results
Net sales for the quarter increased 18.1%, or $231 million, to $1,510 million from $1,279 million in the comparable quarter a year ago. Organic sales growth as a percentage of net sales was 16.4%.
Income from continuing operations for the quarter increased $57 million, or 27.3%, to $266 million from $209 million in the comparable quarter a year ago. The increase in income from continuing operations primarily reflects the increase in net sales described above and favorable sales mix. The increase was partially offset by higher non-cash stock and deferred compensation expense and higher general and administrative expenses primarily related to increased costs for labor, travel and other sales support in the ongoing inflationary environment.
GAAP earnings per share were reduced in the quarter by $0.70 per share as a result of dividend equivalent payments made in the fourth quarter related to the $18.50 per share dividend declared and paid in the quarter. No dividend equivalent payments were made during the fourth quarter of fiscal 2021.

Adjusted net income for the quarter increased 26.2% to $313 million, or $5.50 per share, from $248 million, or $4.25 per share, in the comparable quarter a year ago.
EBITDA for the quarter increased 14.8% to $704 million from $613 million for the comparable quarter a year ago. EBITDA As Defined for the quarter increased 18.2% to $752 million compared with $636 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 49.8% compared with 49.7% in the comparable quarter a year ago.
Year-to-Date Results
Fiscal 2022 net sales increased 13.2%, or $631 million, to $5,429 million from $4,798 million in fiscal 2021. Organic sales growth as a percentage of net sales was 14.4%.
Fiscal 2022 income from continuing operations increased $185 million, or 27.2%, to $866 million from $681 million in fiscal 2021. The increase in income from continuing operations primarily reflects the increase in net sales described above and favorable sales mix, along with lower COVID-19 restructuring costs and lower one-time refinancing costs, partially offset by a higher effective tax rate and higher non-cash stock and deferred compensation expense. The prior year also included the benefit of the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.
GAAP earnings per share were reduced in fiscal 2022 and 2021 by $1.47 per share and $1.24 per share, respectively, as a result of dividend equivalent payments made during each year. As a reminder, GAAP earnings per share are reduced when TransDigm makes dividend equivalent payments pursuant to the Company's stock option plans. These dividend equivalent payments are made during the Company's first fiscal quarter each year and also upon payment of any special dividends.
Fiscal 2022 adjusted net income increased 41.0% to $998 million, or $17.14 per share, from $708 million, or $12.13 per share, in fiscal 2021.
Fiscal 2022 EBITDA increased 21.2% to $2,456 million from $2,027 million in fiscal 2021. EBITDA As Defined for fiscal 2022 increased 20.9% to $2,646 million compared with $2,189 million in fiscal 2021. EBITDA As Defined as a percentage of net sales for fiscal 2022 was 48.7% compared with 45.6% in fiscal 2021.
During fiscal 2022, TransDigm repurchased 1,490,413 shares of its common stock with a weighted-average price per share of $612.13 at an aggregate cost of approximately $912 million. As previously reported, on January 27, 2022, our Board of Directors authorized a new $2,200 million stock repurchase program to replace the existing program permitting the repurchase of a portion of TransDigm's outstanding shares. As of September 30, 2022, the remaining amount of repurchases allowed under the new program was approximately $1,288 million.
"I am very pleased with our team’s performance and the overall operating results for the fourth quarter and full fiscal year 2022," stated Kevin Stein, TransDigm Group's President and Chief Executive Officer. "Although fiscal 2022 continued to be impacted by the disruption in the commercial aerospace industry caused by the pandemic, the recovery of the industry made significant progress as passenger demand trended upward and OEMs began to ramp aircraft production rates. While domestic travel continues to lead the air traffic recovery, international air traffic has also now rebounded significantly, as the majority of countries have relaxed entry requirements and fully re-opened to travelers. We remain encouraged by these positive signs as we go forward.
During fiscal 2022, we remained sharply focused on our value drivers and cost structure. This strict operational focus together with the continued recovery of our commercial aftermarket revenues drove a strong fiscal 2022 EBITDA As Defined margin of 48.7%, which was up over three margin points from the prior year.

We are pleased to have deployed approximately $2.4 billion of capital in fiscal 2022 across the DART acquisition, a special dividend, and share repurchases. Subsequent to these capital allocation activities, we closed out fiscal 2022 with approximately $3.0 billion of cash, which leaves us with significant liquidity and financial flexibility to meet any likely range of capital requirements or other opportunities. We look forward to fiscal 2023 and the opportunity to continue creating value for our shareholders."
Please see the attached tables for a reconciliation of income from continuing operations to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.
Fiscal 2023 Outlook
TransDigm previously suspended financial guidance in April of 2020 as a result of the significant disruption in our primary commercial end markets related to the COVID-19 pandemic. As the Company’s primary commercial end markets have now stabilized and returned to growth, TransDigm is re-initiating guidance and providing expectations for the full fiscal year 2023. As fiscal 2023 progresses, the Company will continue to monitor the ongoing uncertainty across the broader global economy and within the commercial aerospace market as this sector continues to recover, which could lead to revisions in our guidance for fiscal 2023.
TransDigm expects fiscal 2023 financial guidance to be as follows:
•Net sales are anticipated to be in the range of $5,990 million to $6,190 million compared with $5,429 million in fiscal 2022;
•Net income from continuing operations is anticipated to be in the range of $1,036 million to $1,116 million compared with $866 million in fiscal 2022;
•Earnings per share from continuing operations is expected to be in the range of $17.45 to $18.85 per share based upon weighted average shares outstanding of 57.1 million shares compared with $13.38 per share in fiscal 2022;
•EBITDA As Defined is anticipated to be in the range of $2,995 million to $3,095 million compared with $2,646 million in fiscal 2022 (corresponding to an EBITDA As Defined margin guide of approximately 50% for fiscal 2023);
•Adjusted earnings per share is expected to be in the range of $20.68 to $22.08 per share compared with $17.14 per share in fiscal 2022; and
•Fiscal 2023 outlook is based on the following market growth assumptions:
◦Commercial aftermarket revenue growth in the mid-teens percentage range;
◦Commercial OEM revenue growth in the mid-teens percentage range; and
◦Defense revenue growth in the low to mid-single-digit percentage range.
Please see the attached Table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance mid-point estimated for the fiscal year ending September 30, 2023.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on November 10, 2022, beginning at 11:00 a.m., Eastern Time. To join the call telephonically, please register for the call at https://register.vevent.com/register/BI8305c86a3b424be483a94f77d85b6574. Once registered, participants will receive the dial-in information and a unique pin to access the call. The dial-in information and unique pin will be sent to the email used to register for the call. The unique pin is exclusive to the registrant and can only be used by one person at a time. A live audio webcast of the call can also be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock incentive or deferred compensation plans, restructuring costs related to TransDigm Group's cost reduction measures in response to the COVID-19 pandemic, foreign currency gains and losses, acquisition-integration costs, acquisition and divestiture transaction-related expenses, and refinancing costs. COVID-19 restructuring costs represented actions primarily taken by the Company in fiscal 2021 and 2020 to reduce its workforce to align with customer demand, as well as incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment). Acquisition and divestiture-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock incentive plans, restructuring costs related to TransDigm Group's cost reduction measures in response to the COVID-19 pandemic, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2023 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the impact that the COVID-19 pandemic has on the TransDigm Group's business, results of operations, financial condition and liquidity; the sensitivity of TransDigm Group's business to the number of flight hours that its customers’ planes spend aloft and its customers’ profitability, both of which are affected by general economic conditions; current and future geopolitical or other worldwide events; cyber-security threats, natural disasters and climate change-related events; TransDigm Group's reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; TransDigm Group's indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; climate-related regulations; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with TransDigm Group's international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 1
SEPTEMBER 30, 2022 AND SEPTEMBER 30, 2021
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
NET SALES	$1,510	$1,279	$5,429	$4,798
COST OF SALES	625	554	2,330	2,285
GROSS PROFIT	885	725	3,099	2,513
SELLING AND ADMINISTRATIVE EXPENSES	210	154	748	685
AMORTIZATION OF INTANGIBLE ASSETS	34	36	136	137
INCOME FROM OPERATIONS	641	535	2,215	1,691
INTEREST EXPENSE—NET	277	261	1,076	1,059
REFINANCING COSTS	—	1	1	37
OTHER EXPENSE (INCOME)	3	(14)	18	(51)
GAIN ON SALE OF BUSINESSES—NET	(1)	—	(7)	(69)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	362	287	1,127	715
INCOME TAX PROVISION	96	78	261	34
INCOME FROM CONTINUING OPERATIONS	266	209	866	681
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	1	—
NET INCOME	266	209	867	681
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(1)	(1)
NET INCOME ATTRIBUTABLE TO TD GROUP	$266	$209	$866	$680
NET INCOME APPLICABLE TO TD GROUP COMMON STOCKHOLDERS	$266	$209	$780	$607
Earnings per share attributable to TD Group common stockholders
Earnings per share from continuing operations—basic and diluted	$3.98	$3.58	$13.38	$10.41
Earnings per share from discontinued operations—basic and diluted	—	—	0.02	—
Earnings per share	$3.98	$3.58	$13.40	$10.41
Cash dividends declared per common share	$18.50	$—	$18.50	$—
Weighted-average shares outstanding:
Basic and diluted	56.8	58.4	58.2	58.4

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO INCOME FROM CONTINUING OPERATIONS
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 2
SEPTEMBER 30, 2022 AND SEPTEMBER 30, 2021
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Income from continuing operations	$266	$209	$866	$681
Adjustments:
Depreciation and amortization expense	65	65	253	253
Interest expense, net	277	261	1,076	1,059
Income tax provision	96	78	261	34
EBITDA	704	613	2,456	2,027
Adjustments:
Acquisition and divestiture transaction-related expenses and adjustments (1)	5	11	18	35
Non-cash stock and deferred compensation expense (2)	55	23	184	130
Refinancing costs (3)	—	1	1	37
COVID-19 pandemic restructuring costs (4)	—	—	—	40
Gain on sale of businesses, net (5)	(1)	—	(7)	(69)
Other, net (6)	(11)	(12)	(6)	(11)
Gross Adjustments to EBITDA	48	23	190	162
EBITDA As Defined	$752	$636	$2,646	$2,189
EBITDA As Defined, Margin (7)	49.8%	49.7%	48.7%	45.6%

(1)
Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(2)	Represents the compensation expense recognized by TD Group under our stock incentive plans and deferred compensation plans.

(3)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4)
Represents restructuring costs related to the Company's cost reduction measures in response to the COVID-19 pandemic of $36 million for the fiscal year ended September 30, 2021. These are costs related to the Company's actions to reduce its workforce and consolidate certain facilities to align with customer demand. This also includes $4 million for the fiscal year ended September 30, 2021 of incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment, etc.). Restructuring costs incurred in response to the COVID-19 pandemic for the thirteen week periods ended September 30, 2022 and 2021 and the fiscal year ended September 30, 2022 were not material.

(5)	Represents the net gain on sale of businesses, which is primarily attributable to the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.

(6)
Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to special dividend and dividend equivalent payments and stock option exercises, non-service related pension costs, including the pension settlement charge for the Esterline Retirement Plan, and gain or loss on sale of fixed assets.

(7)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 3
SEPTEMBER 30, 2022 AND SEPTEMBER 30, 2021
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Reported Earnings Per Share
Income from continuing operations	$266	$209	$866	$681
Less: Net income attributable to noncontrolling interests	—	—	(1)	(1)
Net income from continuing operations attributable to TD Group	266	209	865	680
Less: Dividends paid on participating securities	(40)	—	(86)	(73)
Income from discontinued operations, net of tax	—	—	1	—
Net income applicable to TD Group common stockholders—basic and diluted	$226	$209	$780	$607
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	54.3	55.1	54.8	54.8
Vested options deemed participating securities	2.5	3.3	3.4	3.6
Total shares for basic and diluted earnings per share	56.8	58.4	58.2	58.4
Earnings per share from continuing operations—basic and diluted	$3.98	$3.58	$13.38	$10.41
Earnings per share from discontinued operations—basic and diluted	—	—	0.02	—
Earnings per share	$3.98	$3.58	$13.40	$10.41
Adjusted Earnings Per Share
Income from continuing operations	$266	$209	$866	$681
Gross adjustments to EBITDA	48	23	190	162
Purchase accounting backlog amortization	1	4	7	11
Tax adjustment (1)	(2)	12	(65)	(146)
Adjusted net income	$313	$248	$998	$708
Adjusted diluted earnings per share under the two-class method	$5.50	$4.25	$17.14	$12.13
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from continuing operations	$3.98	$3.58	$13.38	$10.41
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	0.70	—	1.47	1.24
Acquisition and divestiture transaction-related expenses and adjustments	0.09	0.20	0.33	0.64
Non-cash stock and deferred compensation expense	0.73	0.32	2.37	1.76
Refinancing costs	—	0.01	0.01	0.51
Tax adjustment on income from continuing operations before taxes (1)	0.17	0.32	(0.28)	(1.90)
COVID-19 pandemic restructuring costs	—	—	—	0.54
Gain on sale of businesses, net	(0.01)	—	(0.09)	(0.94)
Other, net	(0.16)	(0.18)	(0.05)	(0.13)
Adjusted earnings per share	$5.50	$4.25	$17.14	$12.13

(1)
For the thirteen week period and fiscal year ended September 30, 2022, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the excess tax benefits on stock option exercises. For the thirteen week period and fiscal year ended September 30, 2021, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the release of the valuation allowance applicable to the net interest deduction limitation carryforward and the discrete impact of excess tax benefits on stock option exercises. Interest expense and stock compensation expense are excluded from adjusted net income and therefore we have excluded the impact that the release of the valuation allowance applicable to the net interest deduction limitation carryforward and excess tax benefits on stock option exercises have on the effective tax rate for determining adjusted net income.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED		Table 4
SEPTEMBER 30, 2022 AND SEPTEMBER 30, 2021
(Amounts in millions)
(Unaudited)
	Fiscal Years Ended
	September 30, 2022	September 30, 2021
Net cash provided by operating activities	$948	$913
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions and sales of businesses	288	98
Interest expense, net (1)	1,076	1,059
Income tax provision - current	283	—
Loss contract amortization	39	55
Non-cash stock and deferred compensation expense (2)	(184)	(130)
Refinancing costs (3)	(1)	(37)
Gain on sale of businesses, net (4)	7	69
EBITDA	2,456	2,027
Adjustments:
Acquisition and divestiture transaction-related expenses and adjustments (5)	18	35
Non-cash stock and deferred compensation expense (2)	184	130
Refinancing costs (3)	1	37
COVID-19 pandemic restructuring costs (6)	—	40
Gain on sale of businesses, net (4)	(7)	(69)
Other, net (7)	(6)	(11)
EBITDA As Defined	$2,646	$2,189

(1)	Represents interest expense excluding the amortization of debt issuance costs and premium and discount on debt.

(2)	Represents the compensation expense recognized by TD Group under our stock incentive plans and deferred compensation plans.

(3)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4)	Represents the net gain on sale of businesses, which is primarily attributable to the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.

(5)
Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(6)
Represents restructuring costs related to the Company's cost reduction measures in response to the COVID-19 pandemic of $36 million for the fiscal year ended September 30, 2021. These are costs related to the Company's actions to reduce its workforce and consolidate certain facilities to align with customer demand. This also includes $4 million for the fiscal year ended September 30, 2021 of incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment, etc.). Restructuring costs incurred in response to the COVID-19 pandemic for the fiscal year ended September 30, 2022 were not material.

(7)
Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to special dividend and dividend equivalent payments and stock option exercises, non-service related pension costs, including the pension settlement charge for the Esterline Retirement Plan and gain or loss on sale of fixed assets.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in millions)
(Unaudited)
	September 30, 2022	September 30, 2021
Cash and cash equivalents	$3,001	$4,787
Trade accounts receivable—Net	967	791
Inventories—Net	1,332	1,185
Current portion of long-term debt	76	277
Short-term borrowings—trade receivable securitization facility	350	349
Accounts payable	279	227
Accrued and other current liabilities	721	810
Long-term debt	19,369	19,372
Total TD Group stockholders’ deficit	(3,773)	(2,916)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS
PER SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MID-POINT
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2023	Table 6
(Amounts in millions, except per share amounts)
(Unaudited)

GUIDANCE MID-POINT
Fiscal Year Ended September 30, 2023
Net Income	$1,076
Adjustments:
Depreciation and amortization expense	272
Interest expense - net	1,140
Income tax provision - current	360
EBITDA	2,848
Adjustments:
Acquisition transaction-related expenses and adjustments (1)	13
Non-cash stock and deferred compensation expense (1)	180
Other, net (1)	4
Gross Adjustments to EBITDA	197
EBITDA As Defined	$3,045
EBITDA As Defined, Margin (1)	50.0%

Earnings per share	$18.15
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	0.69
Non-cash stock and deferred compensation expense	2.30
Acquisition related expenses and adjustments	0.22
Other, net	0.02
Adjusted earnings per share	$21.38

Weighted-average shares outstanding	57.1

(1)	Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.